Exhibit 99.1
PRESS RELEASE

Evergreen Solar Updates Preliminary Fourth Quarter 2010 Results
Marlboro, Massachusetts, February 7, 2011 — Evergreen Solar, Inc. (NasdaqCM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, today announced updated, unaudited preliminary results for the quarter ended December 31, 2010.
Revenues for the fourth quarter of 2010 were $89.3 million, an increase of $2.7 million compared to third quarter of 2010 revenues of $86.5 million.
Shipments for the fourth quarter of 2010 increased to approximately 47 megawatts, compared to approximately 43 megawatts shipped in the third quarter.
Average selling price for the fourth quarter was $1.90 per watt, down 6% from the $2.02 per watt reported in the third quarter of 2010. Total manufacturing cost per watt was approximately $1.92, an increase of $0.04 per watt from $1.88 per watt reported for the third quarter of 2010. The increase was expected and results primarily from countervailing duties assessed on the Company’s imported aluminum frames, as previously disclosed.
As a result of the decline in average selling prices and increase in manufacturing costs, gross margin declined to approximately negative $0.4 million, or -0.5%, versus a gross margin of $6.5 million, or 7.5% for the third quarter of 2010.
Cash and cash equivalents, including restricted cash, as of December 31, 2010 were approximately $68.4 million.
As previously announced, the Company currently expects to incur non-cash charges of up to approximately $340 million associated with the write-off of existing building, facilities and equipment associated with the Company’s decision to close its Devens facility. Furthermore, approximately $150 million of intangible and cash-related prepayments associated with various silicon contracts are under review to determine whether additional non-cash charges will be required. These charges may impact both the fourth quarter of 2010 and the first quarter of 2011, and the amount of the charges will be determined during the Company’s preparation of its annual financial statements for the year ended December 31, 2010.
In addition to the non-cash charges mentioned above, the Company expects to incur approximately $15 million to $20 million of costs associated with employee separation and outplacement services, facility decommissioning and other costs required to close the facility. These cash charges are expected to be incurred over a twelve month period.
All data for the fourth quarter of 2010 are preliminary and subject to revision based upon Evergreen Solar’s review through ordinary quarter and fiscal year-end closing procedures. The preliminary financial data included in this press release has been prepared by, and is the responsibility of, Evergreen Solar, Inc.’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar and String Ribbon are registered trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Any such statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include but are not limited to statements about preliminary financial results, the timing of the shutdown of the Company’s Devens facility, the size of any non-cash charges and the estimated cash costs associated with a shutdown. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to completion of the Company’s audit for the fiscal year ended December 31, 2010 and risks associated with the potential shutdown of the Company’s Devens facility. Further discussions of these and other potential risk factors may be found in the Company’s public filings with the SEC (www.sec.gov), including its Form 10-K for the fiscal year ended December 31, 2009 and its Registration Statement on Form S-4 (as amended) originally filed on December 6, 2010. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, except as may be required by law.
CONTACT:
Evergreen Solar, Inc.
Michael W. McCarthy, 508-251-3261
Director — Investor Relations & Government Affairs
mmccarthy@evergreensolar.com